Exhibit 99.1

NEWS RELEASE January 2, 2007

Media Contact:

Kirstie Burden, Overstock.com, Inc.

+1 (801) 947-3172

kburden@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Jason Lindsey Resigns as Director, President, and COO of Overstock.com

Lindsey to Remain in Part-time Role working on Special Projects

SALT LAKE CITY (January 2, 2008) — Overstock.com, Inc. (Nasdaq: OSTK) today announced that Jason Lindsey has resigned from the board of directors of Overstock.com and as the company’s president and chief operating officer effective December 31, 2007.

“Jason co-founded the company and helped build it before retiring the first time.  When I screwed it up a couple years ago he came out of retirement and has played a decisive role getting it back on track,’” said Overstock chairman and chief executive officer Patrick Byrne.  “He’s done a superb job. Now that it is back in a solid trailing twelve month cash-flow-positive position, he wishes to return to our previous arrangement. While Jason won’t be as involved in the day-to-day operations of the company, he will still oversee special projects in a part-time capacity.”

“I’m extremely gratified by the progress Overstock has made over the past two years,” said Jason Lindsey.  “But I’m ready to take a less active role in order to spend time on some outside ventures.”

Mr. Lindsey has been a director since October 2005 and president and chief operating officer since April 2006.

About Overstock.com

Overstock.com, Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com.

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Overstock.com® is a registered trademark of Overstock.com, Inc.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the company being back on track and Mr. Lindsey’s future role with the company. Our Form 10-K for the year ended December 31, 2006, our subsequent quarterly reports on Form 10-Q, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.